UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):     November 2, 2009

ThermoEnergy Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

33-46104-FW	71-00659511
(Commission File Number)	(IRS Employer Identification No.)

124 West Capitol Avenue, Suite 880, Little Rock, Arkansas	72201
(Address of principal executive offices)	(Zip Code)

(501) 376-6477
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On November 2, 2009,  Teodor Klowan, Jr. was appointed as our Executive Vice President and Treasurer.  It is anticipated that Mr. Klowan will assume the responsibilities of Chief Financial Officer following the filing of our Quarterly Report on Form 10-Q for the period ended September 30, 2009.

Mr. Klowan has been a certified public accountant since 1991.  From November 2007 through February 2009 he was Chief Financial Officer of Nestor, Inc., a publicly held automated speed and red light technology company, and from May 2006 to November 2007 he was Vice President, Corporate Controller and Chief Accounting Officer of Nestor, Inc.  On June 3, 2009, a receiver was appointed by the Rhode Island Superior Court for the business and assets of Nestor, Inc.   Mr. Klowan was Corporate Controller of MatrixOne, Inc. in 2005 and Corporate Controller and Chief Accounting Officer at Helix Technology Corporation from 1999 to 2004. He was Assistant Corporate Controller of Waters Corporation from 1996 to 1999. Prior to 1996, Mr. Klowan worked in management and staff positions at Banyan Systems, Inc. and Ernst & Young. Mr. Klowan holds a Bachelor of Business Administration degree in accounting from Bryant University and a Masters of Business Administration degree in international business from Clark University.

On November 2, 2009 we entered into an Executive Employment Agreement with Mr. Klowan, pursuant to which we have agreed to pay him an annual base salary of $175,000, with eligibility for performance bonuses, from time to time, in accordance with incentive compensation arrangements to be established by the Compensation Committee of our Board of Directors.  Mr. Klowan’s employment is terminable by either party upon 30 days’ written notice; provided that we may terminate Mr. Klowan’s employment immediately for “Cause” (as such term is defined in the Executive Employment Agreement) and Mr. Klowan may terminate his employment immediately for “Good Reason” (as such term is defined in the Executive Employment Agreement).  If Mr. Klowan’s employment is terminated for any reason other than (i) by us during a 90-day probationary period ending January 31, 2010, (ii) by us for Cause or (iii) voluntarily by Mr. Klowan without Good Reason, Mr. Klowan will be entitled to receive severance payments of $14,583 per month for six months following the termination of his employment, and we will keep in force for such six-month period all health insurance benefits afforded to Mr. Klowan and his family at the time of termination.  Mr. Klowan’s Executive Employment Agreement contains other conventional terms, including covenants relating to the confidentiality and non-use of our proprietary information and a provision prohibiting Mr. Klowan, for a period of one year following the termination of his employment, from competing against us or soliciting our customers or employees.  Mr. Klowan’s Executive Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and the foregoing description is qualified in its entirety by reference to such Exhibit.

On November 2, 2009, we awarded Mr. Klowan a stock option under our 2008 Incentive Stock Plan for the purchase of 2,500,000 shares of our Common Stock as an exercise price of $0.32 per share (the closing price of our Common Stock in the over-the-counter market on November 2, 2009), with a provision for net surrender cashless exercise.   The option has a term of ten years, subject to Mr. Klowan’s continued employment with us, and vests with respect to the first 625,000 shares on September 30, 2010 and thereafter in quarterly installments of 156,250 shares each through September 30, 2013; provided, however, that if prior or September 30, 2010, a “Change of Control” (as such term is defined in Mr. Klowan’s Executive Employment Agreement) occurs, the option will immediately vest with respect to 635,000 shares.

Item 9.01    Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description

10.1 *	Executive Employment Agreement dated November 2, 2009 by and between ThermoEnergy Corporation and Teodor Klowan, Jr.

*  May be deemed a compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2009

THERMOENERGY CORPORATION
(Registrant)

By:	/s/ Dennis C. Cossey
Name:	Dennis C. Cossey
Title:	Chairman and Chief Executive Officer